UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 7, 2014
CAMBRIDGE PROJECTS INC.
(Exact name of registrant as specified in its charter)
Nevada	000-54485	45-0713638
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
10300 West Charleston 10-56, Las Vegas, Nevada		89135
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		1-702-666-4298
n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On April 7, 2014, the Company entered into an addendum agreement with its licensor, Quadra International Inc. (“Quadra”) to amend certain terms of the original agreement dated February 8, 2012 and November 18, 2013. Terms amended are as follows:

-          “Territory shall mean the whole country of Malaysia, which includes the State of Johore and an additional 10 other states”.

-          “Licensee will pay Licensor or its designate, an additional license fee of US$70,000 for the exclusive license in the Territory. The fee is to be paid before April 30, 2014.”

-          “It is agreed to by Licensee and Licensor that as a condition to the granting of the exclusive License to Licensee, that Licensee shall purchase one QI system from Licensor for the amount of $400,000, on or before the 31st day of December, 2016, and complete later on, its installation at a site determined by Licensee or its sub Licensee, as certified by Licensor’s technical team”.

On April 17, 2014, the $ 70,000 was paid in full. The $ 70,000 is funded by a shareholder loan that is without stated terms of repayment or interest.

On April 10, 2014, the Company entered into an addendum agreement with its sub licensor, Zhunger Capital Partners Inc. (“Zhunger”) to amend certain terms of the original agreement dated February 15, 2012 and November 19, 2013. Terms amended are as follows:

-          “It is agreed to by Licensee and Licensor that as a condition to the granting of the exclusive License to Licensee, that Licensee shall purchase one QI system from Licensor for the amount of $400,000, on or before the 31st day of December, 2015, and complete later on, its installation at a site determined by Licensee or its sub Licensee, as certified by Licensor’s technical team.

-          “For this extension in time, Licensee will pay Licensor, a fee of $30,000, payable in monthly instalments of $5,000 per month, commencing August 1, 2014 to January 1, 2015 ( 6 payments in all).”

-          “Licensor has the option of acquiring 50% of waste conversion operations derived from the QI System, by investing $150,000. This option will expire on or before September 30, 2015”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBRIDGE PROJECTS INC.
/s/ Locksley Samuels

Locksley Samuels
President, CEO, CFO, and Director
Date:	April 21, 2014